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                          COLORADO SECRETARY OF STATE
                              Corporations Office
                           1560 Broadway, Suite 200
                            Denver, Colorado 80202
                                (303) 866-2361

                             ARTICLES OF AMENDMENT
                                    to the
                           ARTICLES OF INCORPORATION

     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST:  The name of the corporation is (note 1) Silver State Casinos, Inc.
                                                     --------------------------

     SECOND: The following amendment to the Articles of Incorporation was adopted on March 2, 1994, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     ----- Such amendment was adopted by the board of directors where no shares have been issued.
       X
     ----- Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.


                    See Exhibit A attached hereto and incorporated herein
                                        by reference.


     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital as changed by such amendment, are as follows:


                                        SILVER STATE CASINOS, INC.    (NOTE)


                                        By  /s/ Stephen G. Calandrella
                                            ----------------------------------
                                             Stephen G. Calandrella, President

                                        and /s/ Steven R. Hinkle      (NOTE)
                                            ----------------------------------
                                             Steven R. Hinkle, Secretary


                                        and                           (NOTE)
                                            ----------------------------------
                                                            , Director

NOTES:    1.   Exact corporate name of corporation adopting the Articles of
               Amendments.  (If this is a change of name amendment the  (text copy smudged--unreadable) name before this amendment is filed)
          2.   Signature and titles of officers signing for the corporation.
          3.   Where no shares have been issued, signature of a director.
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                                   EXHIBIT A
                                   ---------

     The Articles of Incorporation of the Company are hereby amended to read as follows in the following particulars:

                                   ARTICLE I

                                     NAME

     The name of the corporation shall be "PREMIER CONCEPTS, INC."


                                  ARTICLE IV

                                 CAPITAL STOCK

     Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is eight hundred seventy million (870,000,000) shares of which eight hundred fifty million (850,000,000) shares shall be designated common stock, having a par value of four hundredths of one cent ($.0004) each, and of which twenty million (20,000,000) shares shall be designated preferred stock of the Corporation, having a par value of ten cents ($.10) each. All or any part of the common stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other things of value, and when issued shall be issued as fully paid and non-assessable. The private property of stock holders shall not be liable for Corporation debts. Subject to the preferences, rights and restrictions which may be ascribed to the preferred stock of the Corporation by the Board of Directors, the preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof of the common stock of the Corporation are as follows:

     a. Dividends. Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

     b. Payment on Liquidation. Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

     c. Voting Rights. At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

          The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the Colorado Corporation Code, as amended.

     d. Cumulative Voting. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     e. Pre-Emptive Rights. Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have pre-emptive rights to

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subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

     f. Restrictions on Sale or Disposition. All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

     Section 2. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed,
(3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.


                                 ARTICLE XIII

                             DIRECTORS' LIABILITY

     Section 1. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

     Section 2. Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.